Exhibit 99.1

FINANCIAL PROFILES, INC., #4661960
PACIFIC PREMIER BANCORP, INC. FOURTH QUARTER 2013 CONFERENCE CALL
January 22nd, 2014, 10:00 AM MST
Chairperson: Steve Gardner (Mgmt.)

Operator:
Ladies and gentlemen, thank you for standing by.  Welcome to the Pacific Premier Bancorp Fourth Quarter 2013 Conference Call.  At this time, all participants are in a listen-only mode.  Following the presentation, we will conduct a question and answer session, and instructions will be provided at that time.  If anyone has any difficulties hearing the conference, please press star, followed by zero for Operator assistance at any time.  I would like to remind everyone that this conference call is being recorded today, January 22nd, 2014.

I will now turn the conference over to Mr. Steve Gardner, President and CEO of Pacific Premier Bancorp. Please go ahead, sir.

Steve Gardner:
Thank you, Angel.  Good morning, everyone.  I appreciate you joining us today.  As you’re all aware, earlier this morning we released our earnings report for the fourth quarter of 2013.  I’m going to walk through some of the notable items, Kent Smith, our CFO, is going to review some of the financial details, and then we’ll open up the call to questions.

I’ll also note that in our earnings release this morning, we have the Safe Harbor statement relative to forward-looking comments and I’d encourage you to read those at your leisure.

During the fourth quarter, we continued to make progress on the strategic goals we set for the year; namely, leveraging our capital, deploying the excess liquidity we added in our recent acquisitions, and improving the mix of our interest-earning assets.  As a result of this progress, we were able to generate a nice increase in our level of profitability, compared to the prior quarter.  We generated earnings per share of $0.24 in the fourth quarter, up from $0.18 in the third quarter.  Our return on average assets for the quarter was 1.05%, while the return on average equity was 9.69%.  A key to the improved results was our fairly strong loan production during the quarter.  We originated a total of $189 million, which resulted in total loan growth of 9% in the quarter, or 35% on an annualized basis.  The loan production was well diversified, with good contributions coming from most of our core lending lines of business.

To give you a sense of the diversification we’re producing, we had 31 million in construction originations.  These are predominantly spec residential construction loans in the coastal area of Southern California.  These loans have short durations and very attractive yields.  We generated 26 million in core C&I lending, 15 million in SBA originations.  We sold 11 million of the guaranteed portion of these loans at an overall premium of 10%, and by the end of the year we had funded the vast majority of our SBA pipeline.  As such, we’re going to be rebuilding the pipeline here in the first quarter of 2014.  We had 15 million in new commitments in warehouse lending, 10 million in HOA loans, and 7 million in commercial loan or occupied originations.  We supplemented our core business lines with strong originations of 59 million in investor-owned CRE and then 25 million in multi-family loans.  It’s a balanced loan production and we are seeing good results from the new business lines we entered into earlier this year and that we acquired through our M&A activity, and then in addition to the talent that we’ve added throughout the year.

Turning to M&A activity, we announced the acquisition of Infinity Franchise Holdings and their primary operating subsidiary, Infinity Franchise Capital, in November, and we expect to close that acquisition by the end of this month.  We should have the Infinity team and systems fully integrated before the end of the first quarter.  We actually have some of the management and executive team here this week in our offices as we prepare for that closing and fairly quick transition and integration.  As we have previously indicated, we’d been in the market for an attractive specialty finance lender for a while that would complement our existing lines of business and at the same time provide attractive loan yields, and we feel that the Infinity team is a great fit for us.

Infinity Franchise Capital is a national lender to franchisees in the quick-service restaurant industry, or QSR.  The team worked with experienced owner/operators of top-tier brands, such as Dunkin’ Donuts, Burger King, Wendy’s, Sonic, and Jack in the Box.  We like this line of business as it comes with a proven banking team that has been working together for nearly 20 years.  Over the course of their career, the team has originated more than 1.7 billion in franchisee loans and have developed a great reputation within the QSR industry itself.

The acquisition will give us exposure to an attractive niche market that will further diversify our loan portfolio both from a geographic and industry perspective.  Once we take ownership of the business later this month, we see some good opportunities to enhance their already strong business development capabilities.

First, the business has been funded with a line of credit from a major financial institution and they were limited to financing just eight brands.  Once the acquisition closes and we terminate the credit facility, we’ll be able to expand business development efforts to include the entire universe of QSR brands.

Second, because the banking team has been located in the eastern part of the country, the geographic mix of the portfolio tends to reflect that fact.  We see the western states as representing a relatively untapped market for the team and the business.  Along with our existing footprint and brand awareness, we think we have some good opportunities to grow the customer base in this area of the country.

Lastly, we’ll be able to add our SBA lending capabilities to this business line, which will provide the team with another product to attract potential customers.

We’re excited about adding Infinity, as it gives us another avenue for generating growth with assets that have a more attractive risk-adjusted return than commercial real estate loans, which, as many of you are aware, are intensely competitive at this point from a pricing perspective.  We think this is going to be a very valuable asset for us in 2014, and the years ahead.

That brings us to the current year and I want to make a few comments about our outlook.

I think we did a nice job in 2013 of moving the business more towards a model that can sustain—or generate sustainable growth in earnings and increases in our franchise value.  We’ve improved the deposit base and reduced our cost of funds.  We’ve entered new lines of business that will improve the loan portfolio from both a yield and diversity standpoint.  We were able to leverage our capital and then redeploy the excess liquidity we acquired.

Going into 2014, with the pending acquisition of Infinity Franchise Capital and the assets it’ll provide us, we’ve been able to be a little bit more selective in our internal loan production.  We raised pricing on investor-owned CRE in Q4, and that will likely moderate our loan production, but will also positively impact our net interest margin.  We expect to see continued growth in C&I, construction, HOA and SBA lending platforms as we move through the year, and of course the addition of the Infinity team will have a positive impact on our loan portfolio.

Finally, we’re still keeping an eye out for acquisitions that make sense, while remaining disciplined in our pricing and structure.  We’ll be looking for both end market opportunities to consolidate competitors, as well as opportunities to expand geographically in Southern California, and opportunities in Central and Northern California, where they make sense for us.

With that, I’m going to turn the call over to Kent to provide a little bit more detail on our fourth quarter results.

Kent Smith:
Thanks, Steve.  We provided a significant amount of detail in our earnings release today, so I’m just going to review a few items where I think some additional discussion is warranted.  I’m going to start with our income statement.

Our net interest margin was 4.32% in the quarter, up from 3.93 last quarter.  The margin was positively impacted by the recognition of a $715,000 discount on an acquired loan that was paid off in the quarter.  Excluding the impact of the discount accretion from this loan, our net interest margin would have been 4.14% for the current quarter.  The increase in margin is the result of higher balance sheet leverage and putting more of our excess liquidity to work in higher yielding loans.

During the fourth quarter, loans comprised approximately 77% of our average interest-earning assets, up from 69% last quarter.  While the low interest rate environment continues to present a headwind for our margin, we believe that the addition of the higher yielding assets from the pending Infinity Franchise Holdings acquisition and the improved pricing in our home loan production that Steve discussed earlier should help us to keep our net interest margin in this general range, when you exclude the impact of the large discount accretion this quarter.

Our non-interest income increased by $296,000, or about 13%, from the prior quarter.  This was primarily due to higher gains on sales of loans, as our SBA loan production has steadily increased.  Our non-interest expense was up approximately 2% from the third quarter.  This was driven by three factors: higher compensation and benefits expense, due primarily to higher commissions, employee expenses, benefits and year-end incentives; we had approximately 200,000 in expenses related to the Infinity Franchise Holdings acquisition; and our deposit expenses increased 149,000, which is a line item that will track with the growth of our HOA business.

Turning to our balance sheet, since Steve already discussed the loan portfolio, I’ll skip down to our deposits.  Our total deposits were up a little less than 2% during the fourth quarter.  At the end of the year, we saw some changes in our transaction account balances, which is somewhat customary for the HOA business.  We expect to see a stronger inflow of deposits going forward as our HOA customers seasonally rebuild their deposit balances and as we bring over the deposit balances from the customers that we developed lending relationships with in the second half of 2013.  We increased our FHLB advances by approximately 118 million during the quarter.  We did this to manage our year-end changes that occur in part in HOA-related deposit balances, as well as the volatility in our outstanding balances in the warehouse lending business.

Finally, looking at asset quality, we continue to see excellent stability in the loan portfolio.  Our net charge-offs were just $390,000 in the quarter, or 13 basis points of average loan.  We recorded a provision for loan losses of $596,000, which was primarily attributable to the growth in the loan portfolio.  We continue to have very strong coverage of our non-accrual loans, with an allowance that represents 364% of our non-accruals at the end of the year.  In addition, including the loan fair market value discounts reported in connection with our acquisition, the allowance for loan losses to total growth loans ratio was 0.93% at December 31st, 2013.  Going forward, we don’t see anything to indicate that our credit costs won’t continue to be very manageable.

With that, we’d be happy to answer any questions you may have. Operator, can you please open up the call?

Operator:
Sure, no problem.  Ladies and gentlemen, if you have a question, please press the star, followed by the one on your touchtone phone.  Please ensure you lift the handset if you’re using a speaker phone before pressing any keys.  Once again, if you would like to ask a question, you can press star, one at this time.  One moment, please, for your first question.

Operator:	Your first question will come from the line of Mr. Brett Rabatin from Sterne Agee. Please go ahead.

Brett Rabatin:	Hi, guys. Good morning.

Steve Gardner:	Hi, Brett.

Brett Rabatin:
I wanted to first ask, Steve, just thinking about 2014, and the platform that you’ve built out, and thinking about efficiency, is the platform now big enough where the investments are going to reduce in relative size and you can think about improving the efficiency ratio, or is the growth that you’re looking to achieve just going to require investment and so maybe efficiency doesn’t improve from here?  Any thoughts on the efficiency ratio, I guess, going forward?

Steve Gardner:
I would think that we are—we have made investments where I think that given our operating expense base, we could be managing a much larger balance sheet, somewhere in the neighborhood of 2.5 billion or larger, and so over time, as we continue with growing these lines of business, the efficiency ratio should improve, but I think that that’s probably still a couple of quarters out.  I will note that certainly, from the third quarter to the fourth quarter, we saw a decent level of improvement in efficiency ratio, running about 60% here in the fourth quarter.

Brett Rabatin:
Okay, and then I wanted to just ask about the margin—and, Kent, you were talking about it being in a range.  It would seem like you could have a positive tenure with the addition of Infinity and growth platform, and maybe what you have done with pricing on the loan portfolio.  Maybe, any additional color on why the margin wouldn’t have more of an upward tenure from here?

Steve Gardner:	Kent, do you want…

Kent Smith:
I’d be happy to take it.  I think that it should be positively impacted here when we add the Infinity Franchise loans, approximately $80 million, and then continue to grow that.  In addition, you look at where the yields were on the commitments that we originated during the fourth quarter and the improvement.  So, I would think that there’s certainly some opportunity.  At the same time, maybe we’re going to be a little bit cautious until we see that pull through.

Brett Rabatin:	Okay.

Steve Gardner:
(Cross talking).  And we think that the deposits costs Kent was just mentioning, that from the deposit cost side, I think we clearly saw the bottom for us here at the end of the third quarter, we had a couple of two or three basis points uptick in the fourth quarter, but we’re seeing that as remaining relatively stable at this point.

Brett Rabatin:	Okay, great. Nice growth in the quarter. Thanks, guys.

Steve Gardner:	Sure thing.

Operator:	Your next question will be from Brian Zabora from KBW. Thank you.

Brian Zabora:	Yes, good morning.

Steve Gardner:	Hi, Brian.

Brian Zabora:	Just a question: Do you have a sense of where the pipeline stood at the end of the quarter versus at the end of third quarter?

Steve Gardner:
The pipeline was down from—at the end of Q4 from Q3.  It was very strong headed into the fourth quarter.  As I mentioned earlier, we had purposely managed it down through higher rates.  There were several factors that impacted the pipeline at the end of the fourth quarter:  The fact that we purposely managed it down through an increase in interest rates; two, the fundings were very strong, as everyone has seen here, towards the end of the quarter; and then, lastly, as we prepared for the closing, knew that we were adding 80 million in additional assets through Infinity Franchise Holdings.  All of those factors led to us having a lower pipeline headed into Q4—and the number, Kent, where we did we…?

Kent Smith:	We finished—the pipeline at year end was about 150 million, as compared to about 350 million in September, or at the end of September.

Steve Gardner:
So, more than half reduced from where we were headed into the fourth quarter, but at the same time, as we said, that was in part by design, just given the growth in the loan to deposit ratio, and several of the other factors I mentioned.

Brian Zabora:
Okay, that’s very helpful.  Thank you.  Then, on the funding side, do you anticipate—you indicated FHLB borrowings were up because of the seasonality in HOA and a few other factors.  Do you think that you’ll have to, or you’ll be doing more FHLB borrowings in ’14, or deposit growth will kind of pick up and you’ll be able to fund the loan commitments?

Steve Gardner:
I think it’ll be a combination of the two, both an increase—certainly, we’re expecting increased growth in deposits from the HOA line of business, as well as those relationships that we closed during the fourth quarter from the loan side.  It typically takes a period of six to nine months before the deposit relationship stabilizes and that they move that over to the bank.  So, both from the organic growth, and then certainly where we see opportunities, we’ll take advantage of FHLB borrowings.

Brian Zabora:	Thanks for taking my questions.

Steve Gardner:	Sure.

Operator:	Your next question will come from the line of Timothy Coffey from FIG Partners. Please go ahead.

Timothy Coffey:	Hey, good morning, gentlemen.

Steve Gardner:	Hi, Tim.

Timothy Coffey:	Steve, you guys have done a great job reengineering the mix of the earning assets and lowering the liquidity, excess liquidity. Are you done or do you see more work ahead of you in ‘14?

Steve Gardner:
We’re never done, Tim.  As I told our folks, when they ask if I’m happy, I say, “Yes, I’m always happy, I’m just never satisfied.”  So, we have more work to do.  We want to increase the amount of our core loan business, whether it be the C&I, HOA, once we close the franchise lending business, construction lending, because all of those lines of business provide attractive yields.  The C&I, they come with good, solid core relationships.  The HOA business comes with large deposit relationships, as well, they’re also typically more attractive yields, and from an interest rate risk structure, they’re also more attractive when you look at either the HOA or the franchise lending loans.  These are fully amortized loans typically over five, seven, or 10 years.  So, when you compare those to commercial real estate loans that are amortized over 25 years or multi-family over 30 years, the cash flow structures of those are far superior and more attractive.  You layer in the C&I and construction lending, warehouse lending, all of those being straight adjustables, and I think that we start to move towards an optimal blend throughout sort of the yield curve and the structure of the cash flows on that loan portfolio.

Timothy Coffey:
So, we have a lot of work to do, we have a lot of work to do on the deposit base to grow the core deposits, and, frankly, we see a lot of opportunity in the area to do that, or to do that through both organic growth and through M&A activity.

Timothy Coffey:	Okay. Given that you have those different levers to pull going forward, is there a minimum amount of liquidity you want to have on hand, a dollar amount or percentage of earning assets?

Steve Gardner:	Yes, from a percent, we sort of manage to the 10 to 15% range, and that’s sort of our target internally.

Timothy Coffey:
Okay.  Then, the SBA line of business, in your comments, I believe you said most of the pipeline was funded at year end and now you’re in the process of rebuilding it.  Should the expectation or the thought be that gain on sales is going to be lower in the first quarter because of the rebuild?

Steve Gardner:
I would think that that’s a pretty accurate assumption.  That’s something that we’re looking at.  We’re hopeful to pull through some of the loans that we brought in in the early part of the year here, but those loans typically take a long time from start to finish, and then it’s usually a couple of weeks, at a minimum, to get those sold.  So, I would expect that for the first quarter it will be lighter, certainly, than where we were in the fourth quarter, but overall, from a year-over-year basis, as I said earlier, we expected to build each one of these platforms.  So, if it’s a temporary thing, if so, be it, we’ll continue to build out the business over time.

Timothy Coffey:	Okay, and then just one final question. I apologize if I missed this on the call, but the termination of the credit facility on Infinity, is there any expense to that?

Steve Gardner:
There’s no direct expense to us.  There will be merger-related expenses here in connection with that transaction.  We booked a small amount in the fourth quarter and the vast majority of those expenses will come through here in the first quarter, roughly about $1 million approximately.  Then, in addition, we’ll obviously pick up the expenses with the entire team and their operation.  We see some small, maybe high single-digit cost savings that we’ll be able to take out of their business over time.

Timothy Coffey:	Okay. All right, well, those are all my questions. Thank you very much.

Steve Gardner:	You’re welcome, Tim.

Operator:	Your next question will come from the line of Don Worthington from Raymond James. Please go ahead.

Don Worthington:	Good morning, Steve and Kent.

Kent Smith:	Good morning.

Steve Gardner:	Hi, Raymond. Hi, Don, excuse me.

Don Worthington:	In terms of the loan purchases in the quarter, 13.2 million, any color on that in terms of type of loan and maybe the average rate?

Steve Gardner:	Those were pretty small, predominantly all single-family, from a CRA perspective, Don, but relatively low yielding.

Don Worthington:	Okay, okay.

Steve Gardner:	Sort of a one-time item.

Don Worthington:
Okay.  Then, I was a little surprised to see the magnitude of the increase in the warehouse line and it looks like it was primarily increased usage among existing customers.  Any flavor on what was driving that?  It just seems like mortgage activity’s been, you know, relatively slow with the refi boom over.  Just any color on how you were successful in increasing those balances?

Steve Gardner:
Sure.  We were a little surprised ourselves to see the magnitude of the increase.  We’ve certainly been working at the relationships that we have and that goes with actually paring back some of the folks or eliminating relationships, and at the same time cultivating the existing ones we have.  We also added three new relationships during the quarter.  As we said, we think it’s an attractive line of business, we like the profitability, we don’t have to carry a large staff to manage the business, but, frankly, we were a little surprised by the level of growth.  At the same time, I’ll tell you, we’ve seen the balances in the first three weeks of the month come right back down and we’re sitting here today at about $52 million.  So, there’s a decent amount of volatility in that business.  We’ll see where it goes here over the coming quarters.

Don Worthington:
Okay.  All right, great, thanks.  Then, I guess lastly, any target for growing the franchise loans?  You’re saying you’re taking 80 million currently.  Just any thought as to where that might go, either dollar-wise or as a percent of loans?

Steve Gardner:
We don’t have any established targets that we make public, we have our own internal target, but we like the risk characteristics, the risk-adjusted returns are very attractive, and so, you know, in our goal to diversify the loan portfolio, I think there’s certainly room to grow that business, and like any line of business we enter, we’ll do that thoughtfully and in a prudent fashion.

Don Worthington:	Okay, great. Thank you.

Steve Gardner:	Thanks, Don.

Operator:	Your next question will come from the line of Mr. Gary Tenner from D.A. Davidson. Please go ahead sir.

Gary Tenner:	Thanks, guys. Good morning.

Steve Gardner:	Hi, Gary.

Gary Tenner:
Just a question for you all as it relates to kind of managing the balance sheet and the liquidity, and you kind of talked about it a little bit, and perhaps the kind of early January decline in warehouse also helps to ease some of that pressure, but with the loan deposit ratio where it is, do you think about maybe utilizing the secondary loan market a little more, in terms of selling some loans, as you got a pretty good inflow of loan production and multiple avenues of growth there?

Steve Gardner:
Gary, absolutely.  As you’re well aware, we have historically been active in the secondary market, either buying or selling loans, and we do so for a variety of reasons: to manage our balance sheet growth, to manage liquidity, to manage credit risk or interest rate risk; so we do so for a variety of reasons, and certainly one of those is managing our growth and liquidity, and so we will look at opportunities to sell various loans that make sense from an interest rate risk standpoint, a credit risk and just an overall mix standpoint.  So, yes, that is something that we will be looking at.

Gary Tenner:	Okay, thanks. My other questions have been asked and answered. Thank you.

Steve Gardner:	All right. Very good.

Operator:
Ladies and gentlemen, if there are any additional questions at this time, please press the star, followed by the one.  As a reminder, if you’re using a speaker phone, please lift the handset before pressing the keys.

Operator:	Your next question will come from the line of Andrew Liesch from Sandler O'Neill & Partners. Please go ahead.

Andrew Liesch:	Good morning.

Steve Gardner:	Hi, Andrew.

Andrew Liesch:
Hi.  So, just one question left from me.  Was the decision to increase the rates on your investor CRE driven at all by anything that you’re seeing in the market or was it just more of a function of what you’re seeing internally with your balance sheet and the loan to deposit ratio?

Steve Gardner:
It’s a combination, Andrew.  We raised rates, as I mentioned, and we’ve actually raised—we raised rates a little bit in the third quarter in relation to the pickup that we saw in the 10-year and just the steepening of the yield curve.  We continued to raise rates in the fourth quarter due to just an increase in market rates, but also, too, in connection with our own production.  So, it’s a combination of the two.

Andrew Liesch:
Okay.  So, it’s not like the competitors are doing something that you wouldn’t find economical or anything like that.  It’s just what the market rates are doing in general and what your own internal balance sheet looks like.

Steve Gardner:
That’s correct.  I don’t know where—I mean, other folks, where they have a heavier concentration or a bigger focus in the CRE, we’ve seen several of those competitors keep their rates fairly low and that works for them, that’s great, but with where we took rates, we were comfortable and felt it was appropriate.

Andrew Liesch:	Great. Thanks so much.

Steve Gardner:	Sure.

Operator:	There are no further questions at this time. I will turn it back to Mr. Gardner for closing remarks.

Steve Gardner:
Very good.  Thank you, Angel, and thank you all for joining us this morning.  If you have any other questions, please feel free to give Kent or myself a call and we’d be happy to talk with you.  Have a great day.

Operator:	Ladies and gentlemen, this concludes the conference call for today and thank you for participating. Please disconnect your lines.

END